Exhibit 99.7

THE ONE GROUP HOSPITALITY, INC. ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

New York, January 19, 2016—The ONE Group Hospitality, Inc. (NASDAQ:STKS) (“The ONE Group” or the “Company”) today announced that it has commenced a rights offering (the “Rights Offering”) for approximate gross proceeds of $4,000,000. The ONE Group has granted, at no charge to the holders of record of its common stock on January 15, 2016, the record date for the Rights Offering, one non-transferable subscription right for each 17.16861 shares of common stock owned, as more fully described in the prospectus supplement relating to the Rights Offering. Each subscription right entitles the holder to purchase one share of common stock at a subscription price of $2.75 per share. In addition, holders of subscription rights who fully exercise their basic subscription rights are entitled to oversubscribe for additional shares of common stock.

Michael Serruya, the Chairman of the Company’s Board of Directors, and Jonathan Segal, the Company’s Chief Executive Officer and a director, have advised the Company that they intend to participate in the Rights Offering although they have not entered into any agreement to do so.

The subscription offering is expected to expire at 5:00 p.m., New York City time, on February 5, 2016, subject to extension or earlier termination. The Company will not issue subscription rights to acquire fractional shares of its common stock but rather will round down the aggregate number of shares for which holders may subscribe to the nearest whole share.

The Company expects to utilize the net proceeds of the Rights Offering to primarily fund the planned development of the Company’s future STK restaurants.

Shareholders who hold their shares directly will receive a prospectus, together with a letter from the Company describing the Rights Offering, a subscription rights certificate and an IRS Form W-9. Those wishing to exercise their rights should review all materials, properly complete and execute the subscription rights certificate and deliver it and payment in full to the subscription agent:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone Number for Confirmation: (917) 262-2378

Holders of subscription rights whose shares are held in street name through a broker, custodian bank or other nominee must instruct their broker, custodian bank or nominee whether or not to exercise subscription rights on their behalf. Those wishing to obtain a separate subscription rights certificate should promptly contact their broker, custodian bank or other nominee with that request, although it is not necessary to have a physical subscription rights certificate to elect to exercise rights if shares are held in street name.

This release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Rights Offering is being made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

A copy of the prospectus or further information with respect to the Rights Offering may be obtained by contacting Morrow & Co, LLC, the Information Agent. Stockholders may contact Morrow & Co., LLC by telephone at (877) 366-1576 and banks and brokerage firms by telephone at (203) 658-9400. Morrow & Co., LLC may also be reached by email at stks.info@morrowco.com.

About The ONE Group

The ONE Group (Nasdaq:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. STK Rebel, a more accessibly priced STK with a broader menu, is an extension of the STK brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

ICR

Don Duffy or Michelle Epstein

203-682-8200

Source: The ONE Group Hospitality, Inc.